Exhibit 28(e)
DISTRIBUTION AGREEMENT
THIS AGREEMENT is made as of March 1, 2012, among Longleaf Partners Funds Trust, a Massachusetts business trust (“Fund”), on behalf of its series listed on Schedule A, Southeastern Asset Management, Inc., a Tennessee corporation (“Southeastern”), and Rafferty Capital Markets, LLC, (“RCM”), a corporation organized and existing under the laws of the State of New York.
WHEREAS the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and has registered one or more distinct series of shares of beneficial interest (“Shares”) for sale to the public under the Securities Act of 1933, as amended (“1933 Act”), and has qualified its shares for sale to the public under various state securities laws; and
WHEREAS the Fund desires to retain RCM as principal underwriter in connection with the offering and sale of the Shares of each series listed on Schedule A (as amended from time to time) to this Agreement; and
WHEREAS this Agreement has been approved by a vote of the Fund’s Board of Trustees or Directors (“Board”) and its disinterested trustees/directors in conformity with Section 15(c) under the 1940 Act; and
WHEREAS RCM is willing to act as principal underwriter for the Fund on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows;
1.	Appointment. The Fund hereby appoints RCM as its agent to be the principal underwriter for the Fund and, in connection therewith, to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares on behalf of the Fund, subject to the terms and for the period set forth in this Agreement. RCM hereby accepts such appointment and agrees to act hereunder. The Fund understands that any solicitation activities conducted on behalf of the Fund will be conducted primarily, if not exclusively, by employees of the Fund’s sponsor who shall become registered representatives of RCM, if necessary.

2.	Services and Duties of RCM.
(1)	RCM agrees to sell Shares on a best efforts basis from time to time during the term of this Agreement as agent for the Fund and upon the terms described in the Funds’ currently effective prospectus and Statement of Additional Information, including any supplements thereto, filed with Securities and Exchange Commission (the “SEC”) under the 1933 Act and the rules thereunder (the “Prospectus”).

(2)	RCM will hold itself available to receive purchase and redemption orders in form satisfactory to RCM for Shares and will, subject to any instructions that may be provided by officer(s) of the Fund or Southeastern, accept such orders on behalf of the Fund. Such purchase orders shall be processed at the net asset value next determined following receipt by RCM in good order, in the manner set forth in the Prospectus.

(3)	RCM, with the operational assistance of the Fund’s transfer agent, shall make Shares available through the National Securities Clearing Corporation’s Fund/SERV System.

(4)	RCM shall provide to investors and potential investors only such information regarding the Fund as the Fund or Southeastern shall provide or approve. RCM shall review and file all proposed advertisements and sales literature with appropriate regulators and shall consult with the Fund or Southeastern regarding any comments provided by regulators with respect to such materials.

(5)	The offering price of the Shares shall be the price determined in accordance with, and in the manner set forth in, the Prospectus. The Fund shall make available to RCM a statement of each computation of net asset value.

(6)	RCM agrees to act as agent for the Fund to receive and transmit promptly to the Fund’s transfer agent shareholder requests for redemption of Shares.

(7)	RCM shall not be obligated to sell any certain number of Shares.

(8)	RCM shall prepare such reports for the board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

(9)	RCM represents that it is, and shall at all times during the continuation of this Agreement be (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and (ii) a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(10)	In performing its duties hereunder, RCM shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal and state laws, rules and regulations, as well as the provisions of the Prospectus. RCM agrees to maintain a compliance program reasonably designed to prevent violation by RCM of the federal securities laws, and to provide the Fund with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, such laws, rules and regulations.

(11)	RCM will keep and maintain on behalf of the Fund all records which the Fund or RCM is required to keep and maintain pursuant to any applicable statute, rule or regulation, including without limitation Rule 31a-1 under the 1940 Act, relating to the maintenance of records in connection with the services to be provided hereunder. Such records will at all times will be the property of the Fund and available for inspection by the Fund.

(12)	RCM agrees on behalf of itself and its employees to treat confidentially and as proprietary information of each Trust all records and other information relative to the Fund and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where RCM may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Fund. RCM will implement procedures reasonably designed to safeguard such information.

(13)	RCM shall be responsible for reviewing and providing advice on all sales literature (e.g., advertisements, brochures and shareholder communications) with respect to the Fund, and shall file with FINRA or the appropriate regulators all such materials as are required to be filed under applicable laws and regulations in compliance with applicable laws and regulations.

(14)	RCM shall, at all times during the continuation of this Agreement, maintain, and, at least annually, provide evidence to the Fund and Southeastern of, errors and omissions insurance coverage in amounts that are commercially reasonable.
3.	Duties of the Fund.
(1)	The Fund shall keep RCM fully informed of its affairs and shall provide to RCM from time to time copies of all information, financial statements, and other papers that RCM may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent pubic accountant and such reasonable number of copies of the most current Prospectus, Statement of Additional Information (“SAI”), and annual and interim reports as RCM may request, and the Fund shall fully cooperate in the efforts of RCM to sell and arrange for the sale of Shares.

(2)	The Fund shall maintain a currently effective Registration Statement on Form N-1A with the SEC, maintain qualification with applicable states and file such reports and other documents as may be required under applicable federal and state laws. The Fund shall notify RCM in writing of the states in which the Shares may be sold and shall notify RCM in writing of any changes to such information. The Fund shall bear all expenses related to preparing and typesetting such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to the Fund’s communication with persons who are shareholders. Southeastern shall bear all expenses related to printing and mailing Prospectuses, SAIs and other materials relating to the Fund to persons who are not Fund shareholders.

(3)	The Fund shall not use any advertisements or other sales materials that have not been (i) submitted to RCM for its review and approval, and (ii) filed with the appropriate regulators.

(4)	The Fund represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relative to RCM and the services it provides that are based upon written information furnished by RCM expressly for inclusion therein) of the Fund shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to RCM, pursuant to Section 3(a) hereof, shall be true and correct in all material respects.
4.	Other Broker-Dealers. RCM in its discretion may enter into agreements to sell Shares to such registered and qualified retail dealers, as reasonably requested by the Fund. In making agreements with such dealers, RCM shall act only as agent for the Fund. The form of any such dealer agreement shall be mutually agreed upon and approved by the Fund and RCM.

5.	Services Not Exclusive. The services furnished by RCM hereunder are not to be deemed exclusive and RCM shall be free to furnish similar services to others so long as the RCM services under this Agreement are not impaired thereby.

6.	Expenses of the Fund. The Fund shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Fund including, but not limited to: (i) fees and disbursements of counsel and independent public accountant; (ii) the preparation and mailing of annual and interim reports; Prospectuses, SAIs, and proxy materials to shareholders; (iv) such other expenses related to the communications with persons who are shareholders of the Fund; and (v) the qualification of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Fund pursuant to Paragraph 3(b) hereof; and the costs and expenses payable to each such jurisdiction for continuing qualification therein. Southeastern shall bear all costs of preparing, printing, mailing and filing any advertisements and sales literature. RCM does not assume responsibility for any expenses not assumed hereunder.

7.	Compensation. As compensation for the services performed and the expenses assumed by RCM under this Agreement, Southeastern shall pay RCM, as promptly as possible after receipt of a quarterly invoice, a fee for services as set forth in Schedule B to this Agreement.

8.	Share Certificates. The Fund shall not issue certificates representing Shares unless requested to do so by a shareholder. If such request is transmitted through RCM, the Fund will cause certificates evidencing the Shares owned to be issued in such names and denominations as RCM shall from time to time direct.

9.	Status of RCM. RCM is an independent contractor and shall be agent of the Fund only with respect to the sale and redemption of Shares.

10.	Indemnification.
a. Southeastern agrees to indemnify, defend, and hold RCM, its officers and directors, and any person who controls RCM within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that RCM its officers, directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i) alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI or sales literature, (ii) alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) failure by the Fund to comply with the terms of the Agreement; provided, that in no event shall anything contained herein be construed as to protect RCM against any liability to the Fund or its shareholders to which RCM would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.
b. Southeastern shall not be liable to RCM under this Agreement with respect to any claim made against RCM on any person indemnified unless RCM or other such person shall have notified Southeastern in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon RCM or such other person (or after RCM or the person shall have received notice of service on any designated agent.) However, failure to notify Southeastern of any claim shall not relieve Southeastern from any liability that it may have to RCM or any other person against whom such action is brought otherwise than on account of this Agreement.
c. Southeastern shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement. If Southeastern elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Southeastern and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that Southeastern elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If Southeastern does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. Southeastern agree to promptly notify RCM of the commencement of any litigation or proceedings against it or any its officers or directors in connection with issuance or sale of any of its Shares.
d. RCM agrees to indemnify, defend, and hold the Fund, Southeastern, their officers and directors, and any person who controls the Fund or Southeastern within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigation or defending against such claims, demands, liabilities and any counsel fees incurred in connection therewith) that the Fund, Southeastern, their directors or officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from RCM’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by RCM to the Fund for use in the Registration Statement, Prospectus or SAI or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated therein or necessary to make such information not misleading.
e. RCM shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if RCM elects to assume the defense, the defense shall be conducted by counsel chosen by RCM and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that RCM elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If RCM does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.
11.	Duration and Termination.
a. This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, unless sooner terminated by a party as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Fund’s Board who are neither interested persons (as defined in the 1940 Act) of the Fund (“Independent trustees/directors”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.
b. Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent trustees/directors, or by vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to RCM or by RCM at any time, without the payment of any penalty, on sixty days written notice to the Fund. This Agreement will automatically terminate in the event of its assignment.
12.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board; provided, that such amendment also shall be approved by a majority of the Independent trustees/directors.

13.	Limitation of Liability. The Board and shareholders of the Fund shall not be personally liable for obligations of the Fund in connection with this Agreement. If the Fund is a Massachusetts Business Trust, this Agreement is not binding upon any trustee, officer or shareholder of the Fund individually, and no such person shall be individually liable with respect to any action or inaction resulting from this Agreement.

14.	Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party’s principal offices.

15.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested person”, and “assignment” shall have the same meaning as such terms have in the 1940 Act.

16.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.
               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

	Attest:	Longleaf Partners Funds Trust, on behalf of its Series listed on Schedule A

/s/ Margaret H. Child

By:		By: Margaret H. Child

Title:		Title: Trustee

	Attest:	Southeastern Asset Management, Inc.

/s/ Andrew R. McCarroll

By:		By: Andrew R. McCarroll

Title:		Title: General Counsel

	Attest:	Rafferty Capital Markets, LLC

/s/ Thomas A. Mulrooney

By:		By: Thomas A. Mulrooney

Title:		Title: President

SCHEDULE A
to the
DISTRIBUTION AGREEMENT
between
Longleaf Partners Funds
Rafferty Capital Markets, LLC
Pursuant to Section 1 of the Distribution Agreement among Longleaf Partners Funds Trust (“Fund”) and Rafferty Capital Markets, LLC (“RCM”), the Fund hereby appoints RCM as its agent to be the principal underwriter of the Fund with respect to its following series:
Longleaf Partners Fund
Longleaf Partners Small-Cap Fund
Longleaf Partners International Fund
Dated: March 1, 2012